Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Settlement Agreement”) is made as of August 29, 2022 (the “Effective Date”) by and among Ribbon Communications Canada, ULC (“Ribbon Canada”), Ribbon Communications, Inc. (“Ribbon Parent”), Ribbon Communications Operating Company, Inc. (“RCOCI”), American Virtual Cloud Technologies, Inc. (“AVCT”) and AVCtechnologies USA, Inc. (“AVCT USA”). RCOCI, Ribbon Parent and Ribbon Canada are each referred to herein as a “Ribbon Party,” and collectively as the “Ribbon Parties”. AVCT and AVCT USA are each referred to herein as an AVCT Party and collectively as the “AVCT Parties”. Each Ribbon Party and each AVCT Party is referred to herein as a “Party” and all of them collectively, the “Parties.”

WHEREAS, the Parties are parties to the following agreements (herein, collectively, the “Existing Agreements”):

●	Sublease (“Sublease”) made as of December 1, 2020 between Ribbon Canada as Sublandlord and AVCT as Subtenant pursuant to which Ribbon Canada leased to AVCT 17,751 square feet within Ribbon Canada’s Leased Premises in the building located at 500 Palladium Drive, Ottawa, Ontario for a term of 5 years commencing December 1, 2020, and expiring November 30, 2025, and further pursuant to which, by amendment thereto on December 2, 2021 (“Corporate Services Agreement”), Ribbon Canada agreed to provide certain Corporate Services to AVCT; and

●	License Agreement (“Lab Sharing Agreement”) made as of December 1, 2020 between Ribbon Canada as Licensor and AVCT as Licensee pursuant to which Ribbon Canada agreed to provide AVCT with a license to use, in common with Ribbon Canada, a certain Licensed Area for general laboratory and research uses in the ordinary course of AVCT’s business; and

●	Standard Purchase and License Agreement (“PLA”) made as of June 2, 2021 between Ribbon Parent and Ribbon Affiliates on the one hand, and AVCT USA on the other, for AVCT USA to purchase from RCOCI certain hardware and software (“PLA Products”), hardware maintenance and software support services (“PLA Maintenance Services”), installation, configuration and other professional services (“PLA Professional Services”), and education training services (“PLA Education Services”) (individually and together, the “PLA Services”), as amended on October 22, 2021 (“PLA Pricing Addendum”); and

●	Reseller Agreement (“Reseller Agreement”) made as of August 6, 2021 between RCOCI as Reseller and AVCT USA as Supplier with an effective date of August 6, 2021 for RCOCI to resell certain products described on Exhibit B thereto (the “Resale Products”), as amended pursuant to Amendment No. 1 effective September 27, 2021, and Amendment No. 2 effective December 3, 2021; and

WHEREAS, disputes have arisen between the Parties under the Existing Agreements which the Parties desire to fully and finally resolve and settle, without admission of liability, pursuant to the terms of this Settlement Agreement, including each Exhibit hereto (which Exhibits are referred to collectively as the “Existing and Modified Agreements”); and

WHEREAS, RCOCI and AVCT entered into a Transition Services Agreement with an effective date of December 1, 2020 (“2020 TSA”) pursuant to which RCOCI has provided AVCT certain business operation services that the Parties desire to reconcile and resolve their disputes regarding same through this Settlement Agreement; and

NOW, THEREFORE, in consideration of the foregoing recitals and the exhibits hereto which are all incorporated as material terms of this Settlement Agreement, and in consideration of the mutual covenants, promises, and representations hereinafter made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties agree as follows:

1.	Modification of Existing Agreements. Concurrently with execution of this Settlement Agreement, the Existing Agreements shall each be modified as follows:

1.1.	The Sublease shall be amended to reduce the leased space and reduce the fee being charged for same to correspond to a reduced number of AVCT employees, and modify the term and termination provisions, as more particularly set forth in Exhibit 1 hereto;

1.2.	The Corporate Services Agreement shall be amended to reduce the fee being charged for same to correspond to a reduced number of AVCT employees, and modify the term and termination provisions, as more particularly set forth in Exhibit 2 hereto;

1.3.	The Lab Sharing Agreement shall be amended to reduce the fee being charged for same to correspond to a reduced number of AVCT employees, and modify the term and termination provisions, as more particularly set forth in Exhibit 3 hereto;

1.4.	The PLA and PLA Pricing Addendum shall be amended to modify the fees applicable to certain PLA Maintenance Services and PLA Products, as more particularly set forth in Exhibit 4 hereto; and

1.5.	The Reseller Agreement and Amendments thereto shall be modified as set forth in Exhibit 5 (Wind Down Agreement), and further in consideration of Exhibit 6 (Warrant Termination Agreement) and Exhibit 7 (Stock Redemption Agreement) hereto.

2.	Modification of Business Arrangements. The Parties agree to the following:

2.1.	With respect to the space AVCT leases from Ribbon in Mexico, which is reflected the amount paid by AVCT for the leased space shall be reduced proportionally in the same manner as the amendment to the Sublease hereunder;

2.2.	With respect to reconciliation and resolution of disputes under the 2020 TSA, the Parties agree to the below, as further detailed in Exhibit 8 hereto:

2.2.1.	AVCT and RCOCI agree that RCOCI has a net unsecured trade claim due from AVCT in the amount of $1,518,063 (the “Reconciled Amount”) as of July 31, 2022 (the “Cutoff Date”), as shown on Exhibit 8, which is due and payable on December 31, 2022;

2.2.2.	RCOCI shall pay AVCT the AVCT A/R collections held by RCOCI in the amount of $860,910.00 via wire transfer simultaneous with execution hereof. All subsequent collections on behalf of AVCT shall be timely remitted to AVCT on a weekly basis, without delay and without offset, and RCOCI expressly waives any legal or contractual right of offset against AVCT that might otherwise exist.

2.2.3.	RCOCI shall pay AVCT the August 2022 portion of the Q3 2022 Payment pursuant to paragraph 8 of the Amendment No. 2 to the Reseller Agreement in the amount of $188,366.67 via wire transfer simultaneous with execution hereof.

2.2.4.	Following the Effective Date, the Parties shall continue to reconcile amounts that may be due to the other Party, including for obligations incurred prior to the Cutoff Date, but not yet billed. In connection, therewith the Parties shall utilize the following methodology:

2.2.4.1.	The Reconciled Amount shall be reduced by any amount due with respect to charges required to be reimbursed by the Ribbon Parties to AVCT pursuant to the Reseller Agreement for the period prior to Cutoff Date and not included within the Reconciled Amount;

2.2.4.2.	The Ribbon Parties shall pay to AVCT, in cash, any amounts due with respect to the Reseller Agreement relating to the month of August 2022 (e.g., the payment being made pursuant to Section 2.2.3 of this Agreement), plus any additional out of pocket expense incurred by AVCT for the August 2022 period that are not otherwise included in those expenses covered by the Licensing Fee and AVCT would otherwise be entitled to pursuant to the terms of the Reseller Agreement.

2.2.4.3.	From and after the Effective Date, any third-party charges or maintenance obligations in support of Kandy Link with respect to Ribbon Parties’ clients, shall be borne by the Ribbon Parties or, alternatively, if maintained by AVCT for such purposes, shall be reimbursed by the Ribbon Parties, in cash, to AVCT, on a monthly basis, until the orderly transition of such obligation has occurred or the expiration of such third-party contract term (e.g., Oracle and RedHat).

2.2.4.4.	From and after the Effective Date, any third-party charges relating to Kandy Link with respect to AVCT’s unique clients shall be borne by AVCT.

2.2.5.	Nothing herein is intended to modify AVCT’s right to compensation for maintenance and support services provided by AVCT after August 1, 2022. The Ribbon Parties will timely pay AVCT’s invoice(s) for same upon receipt. Nothing herein is intended to modify RCOCI’s right to compensation right under the Amendment to Standard Purchase and License Terms after August 1, 2022. The AVCT Parties will timely pay RCOCI’s fees and expenses as required pursuant thereto.

3.	Releases.

3.1.1.	Ribbon Release. In consideration of and contingent upon the full execution of this Settlement Agreement and all Exhibits hereto, each of the Ribbon Parties, for themselves and each of their respective successors and assigns, parent companies, subsidiaries, divisions, predecessors, affiliates, other related companies, members, managers, shareholders, directors, officers, employees and agents (the “Ribbon Releasors”), releases each of the AVCT Parties, and their respective successors and assigns, parent companies, subsidiaries, divisions, predecessors, affiliates, other related companies, members, managers, shareholders, directors, officers, employees and agents (the “AVCT Releasees”), from any and all claims, demands, compensatory, punitive, exemplary or other damages, actions, causes of action or suits of any kind or of any nature whatsoever, whether legal, equitable, administrative or otherwise, which the Ribbon Releasors, individually or collectively, had or currently may have against any, some or all of the AVCT Releasees arising under the Existing Agreements prior to the date of the execution of this Settlement Agreement regardless of whether such claims, demands, damages, actions, causes of action or suits are known or unknown, contingent, or unmatured. For the avoidance of doubt, the foregoing release does not apply to any obligation of the AVCT Releasees incurred under any of the Existing Agreements or agreements entered into after the date hereof, and does not apply to the Settlement Agreement, Warrant Termination Agreement, Stock Redemption Agreement or Termination and Wind Down Agreement.

3.1.2.	AVCT Release. In consideration of and contingent upon the full execution of this Settlement Agreement and all Exhibits hereto, each of the AVCT Parties, for themselves and each of their respective successors and assigns, parent companies, subsidiaries, divisions, predecessors, affiliates, other related companies, members, managers, shareholders, directors, officers, employees and agents (the “AVCT Releasors”), releases each of the Ribbon Parties, and their respective successors and assigns, parent companies, subsidiaries, divisions, predecessors, affiliates, other related companies, members, managers, shareholders, directors, officers, employees and agents (the “Ribbon Releasees”), from any and all claims, demands, compensatory, punitive, exemplary or other damages, actions, causes of action or suits of any kind or of any nature whatsoever, whether legal, equitable, administrative or otherwise, which the AVCT Releasors, individually or collectively, had or currently may have against any, some or all of the Ribbon Releasees arising under the Existing Agreements prior to the date of the execution of this Settlement Agreement regardless of whether such claims, demands, damages, actions, causes of action or suits are known or unknown, contingent, or unmatured. For the avoidance of doubt, the foregoing release does not apply to any obligation of the Ribbon Releasees incurred under any of the Existing Agreements or agreements entered into after the date hereof, and does not apply to the Settlement Agreement, Warrant Termination Agreement, Stock Redemption Agreement or Termination and Wind Down Agreement.

4.	Representations. Each Party represents and warrants as follows: (a) it has the requisite entity power and authority to enter into this Settlement Agreement and to perform its obligations hereunder; and (b) the execution and delivery of this Settlement Agreement and the performance by it of its obligations hereunder will not violate any other agreement to which it is a party.

5.	Confidentiality. Each of the Parties shall treat this Settlement Agreement and its contents as confidential. No Party shall disclose the terms of this Settlement Agreement to any other person or entity except as may be necessary to enforce a Party’s rights under this Settlement Agreement, or to the extent that such disclosure is required by applicable law (including judicial process), provided that before making any such disclosure, such Party shall, to the extent practicable, first provide written notice to the other Parties of the disclosure intended and the law or process requiring such disclosure, to afford the other Parties a reasonable opportunity to seek protection against such disclosure to the extent legally available.

6.	Notices. All notices given hereunder shall be in writing directed to the respective Parties at the addresses set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section), and shall be deemed to have been given (a) when delivered by hand; (b) when delivered by a nationally recognized overnight courier; or (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient:

6.1.	If to any one or more of the Ribbon Parties:

Ribbon Communications Inc.
6500 Chase Oaks Blvd., Suite 100
Plano, TX 75023
Attention: Patrick Macken, EVP and Chief Legal Officer
E-Mail: pmacken@rbbn.com

6.2.	If to any one or more of the AVCT Parties:

American Virtual Cloud Technologies, Inc.

1720 Peachtree Street, Suite 629

Atlanta, Georgia 30309

Attention: Thomas King, Chief Financial Officer

E-Mail: tking@avctechnologies.com

7.	Miscellaneous.

7.1.	Definitions. Capitalized terms in this Settlement Agreement bear the meanings assigned to those terms in the respective Existing and Modified Agreements, unless otherwise specified herein.

7.2.	Execution. This Settlement Agreement may be executed in counterparts and signature pages may be exchanged via email transmission, or may be executed with electronic signatures using a mutually agreed upon document execution software program. Each electronically signed document or executed counterpart shall be deemed to be an original and together shall constitute the original Agreement.

7.3.	Enforcement. This Settlement Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of law principles thereof. In the event of a dispute hereunder, the parties agree that the same shall be submitted to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware. The prevailing party in any such proceedings shall be entitled to reasonable attorneys’ fees. THE PARTIES HEREBY WAIVE TRIAL BY JURY.

7.4.	Entire Agreement. This Settlement Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and merges all prior discussions conducted and term sheets exchanged between them with respect to the settlement of disputes between them as of the Effective Date hereof. No oral explanation or oral information by or from any Party shall alter the meaning or interpretation of this Agreement. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any prior agreement between them, the terms of this Agreement shall control.

7.5.	Waiver. Any provision of this Settlement Agreement may be waived only in a writing signed by the Party charged with having granted such waiver.

7.6.	Further Assurances.

7.6.1.	Each Party shall take, and shall cause its Affiliates to take, all further actions reasonably requested by the other Party as are necessary or appropriate to carry out the interest and purposes of this Settlement Agreement, including entering into new or supplemental transition services or other agreements to the extent required in connection with the foregoing.

7.6.2.	From and after the Effective Date for a period of three (3) years following the Effective Date, each Party shall provide to the other Party reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents (for the purpose of examining and copying) relating to the Existing and Modified Agreements with respect to periods or occurrences prior to the Effective Date. Unless otherwise consented to in writing by the other Party, neither Party will, for a period of three (3) years following the Effective Date, destroy, alter or otherwise dispose of any of the books and records without first offering to surrender to the other Party such books and records or any portion thereof that such Party may intend to destroy, alter or dispose of.

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IN WITNESS WHEREOF, the authorized representatives of the Parties evidence each Party’s agreement to the terms of this Settlement Agreement with their signatures below.

Ribbon Communications Inc.		American Virtual Cloud Technologies, Inc.

By:	/s/ Patrick Macken	By:	/s/ Kevin Keough
Name:	Patrick Macken	Name:	Kevin Keough
Its:	CLO & EVP	Its:	Chief Executive Officer
Date:	8/29/2022	Date:	8/29/2022

Ribbon Communications Canada, ULC		AVCtechnologies USA, Inc.

By:	/s/ Patrick Macken	By:	/s/ Kevin Keough
Name:	Patrick Macken	Name:	Kevin Keough
Its:	CLO	Its:	Chief Executive Officer
Date:	8/29/20	Date:	8/29/2022